Exhibit 10.1

LIGHTING SCIENCE GROUP CORPORATION

VIA ELECTRONIC MAIL

Mr. Fredric Maxik

462 Sanderling Drive

Indialantic, Florida 32903

RE:	Offer of Employment

Dear Fredric,

I am pleased to offer you continued full-time employment as Chief Technology Officer of Lighting Science Group Corporation (“LSG”) under the following terms of this offer of employment (this “Agreement”). This Agreement will replace the prior agreement you entered into with LSG on October 4, 2007.

POSITION AND DUTIES:	You will report to LSG’s Chief Executive Officer and will have such duties and responsibilities as are customarily exercised by a person holding the position of Chief Technology Officer.

During your employment with LSG and except as otherwise agreed by LSG’s Board of Directors (the “Board”), you will devote your full employable time, attention and best efforts to the business affairs of LSG (except during vacations or illness) Notwithstanding the foregoing, you will be entitled to devote a reasonable amount of time to civic and community affairs and the management of your personal investments.

EMPLOYMENT TERM:	Subject to earlier termination in accordance with the terms of this Agreement, your employment with LSG under this Agreement (the “Term”) will commence on the date hereof (the “Effective Date”) and will end on October 4, 2014.

BASE SALARY:	During the Term, your monthly base salary (“Base Salary”) will be 25,000 United States Dollars ($25,000) (annualized $300,000), less standard payroll deductions and all required withholdings, payable in accordance with LSG’s usual payroll practices, subject to annual review by the board of directors of the Company (or an appropriate committee thereof).

BONUS:	During the Term, you will be eligible to participate in all executive bonus plan(s) in which senior executives of LSG participate as the Board, in its sole discretion, may from time to time establish, at a level commensurate to your position with LSG.

EQUITY-BASED
COMPENSATION:	You will be eligible to receive awards under LSG’s long term incentive plan for executives.

BENEFITS:	During the Term, you (and, as applicable, your eligible dependents) will be eligible to participate in LSG’s employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than such benefits and perquisites are provided to LSG’s other senior executives. LSG will pay you an automobile allowance of Twelve Hundred Dollars ($1,200.00) per month to cover the monthly costs associated with the leasing or purchasing of an automobile. You will be entitled to twenty (20) days of paid vacation during each full calendar year beginning after the Effective Date. LSG retains the right to modify, amend or terminate its employee benefit plans and programs at any time.

TERMINATION DUE
TO DEATH OR
DISABILITY:	Your employment under this Agreement will terminate upon your death or “Disability.” If your employment terminates due to death or Disability, you or your estate, as applicable, will be entitled to receive (i) your Base Salary through the date of termination, and (ii) any earned but unpaid annual bonus (collectively, the “Accrued Amounts”). All other benefits, if any, due to you or your estate, as applicable, will be determined in accordance with LSG’s plans, policies and practices.

“Disability” means your incapacitation or disability by accident, sickness or otherwise so as to render you mentally or physically incapable of performing your duties under this Agreement, for any period of 90 consecutive days or for an aggregate of 120 days in any period of 365 consecutive days.

TERMINATION FOR
CAUSE; VOLUNTARY
RESIGNATION:	At any time during the Term (i) LSG may terminate your employment under this Agreement for “Cause” (as defined below) by written notice specifying the grounds for Cause, and (ii) you may terminate your employment under this Agreement voluntarily (that is, other than due to death or Disability or for “Good Reason”

(as defined below)). If LSG terminates your employment for Cause, you will be entitled to receive your Base Salary through the date of termination. If you terminate your employment voluntarily, you will be entitled to the Accrued Amounts.

“Cause” means your: (a) willful breach of your obligations under this Agreement, which breach you fail to cure, if curable, within thirty (30) days after receipt of a written notice of such breach; (b) gross negligence in the performance or intentional non-performance of your material duties to LSG or any of its affiliates; (c) commission of a felony or a crime of moral turpitude; (d) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to LSG or any of its affiliates; or (e) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of your duties to LSG or any of its affiliates, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties to LSG or any of its affiliates.

“Good Reason” means the occurrence, without your prior written consent, of any of the following events: (a) any material breach by the Company of its obligations under this Agreement; (b) a reduction in your base salary (other than a reduction made in connection with an across-the-board proportionate reduction in the base salaries of all employees of the Company with a position of director or above that is no more than 10% of base salary); (c) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction (other than a reduction generally applicable to all executive level employees of the Company that, in combination with any reduction in base salary, does not reduce your total compensation by more than 10%); or (d) a material reduction by the Company of your duties and level of responsibilities; provided, that any such event described in (a) through (d) above will not constitute Good Reason unless you deliver to the Company a written notice of termination for Good Reason within ninety (90) days after you first learn of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following the delivery of such notice the Company has failed to cure the circumstances giving rise to Good Reason.

TERMINATION
WITHOUT CAUSE;
RESIGNATION FOR
GOOD REASON:	If LSG terminates your employment under this Agreement without Cause or you resign prior to the end of the Term for Good Reason, LSG will pay you an amount equal to one times (1x) your annual Base Salary, which amount shall be paid to you in substantially equal installments during the twelve (12) month period following such termination, provided that the payments due within the first sixty (60) days after termination shall be accrued and paid on the sixtieth (60th) day following your termination. The severance payment will be conditional upon your first executing and returning within 45 days immediately after your termination (and not revoking) a valid waiver and release (in substantially the form attached hereto as Exhibit A) of all claims that you may have against LSG and its affiliates, in a form provided by LSG.

TERMINATION DUE
TO CHANGE IN
CONTROL:	If, within two (2) years after a Change in Control, your employment is terminated by LSG or its successor without Cause or you resign for Good Reason, then, in lieu of the severance payment set forth above, LSG will pay you an amount equal to two times (2x) your annual Base Salary, which amount shall be paid to you in substantially equal installments during the twenty-four (24) month period following such termination, provided that the payments due within the first sixty (60) days following termination shall be accrued and paid on the sixtieth (60th) day following your termination. The severance payment will be conditional upon your first executing and returning within 45 days immediately after your termination (and not revoking) a valid waiver and release (in substantially the form attached hereto as Exhibit A) of all claims that you may have against LSG and its affiliates, in a form provided by LSG.

“Change in Control” will have the meaning given to such term in the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan, or any successor thereto.

CONFIDENTIALITY:	LSG shall provide you Confidential Information for the performance of your duties for LSG. You agree and acknowledge that LSG and its affiliates have a legitimate and continuing proprietary interest in the protection of its “Confidential Information” (as defined below) and that it has invested substantial time, money and effort and will continue to invest substantial time, money and effort to develop, maintain and protect such

Confidential Information. During your employment and at all times thereafter, you will not, except with LSG’s written consent or in connection with carrying out your duties and responsibilities for LSG, furnish or make accessible to anyone or use for your own benefit or the benefit of anyone else any trade secrets, confidential or proprietary information of LSG and its affiliates, including business plans, Developments (as defined below), marketing plans, strategies, systems, programs, methods, employee lists, computer programs, insurance profiles and client lists (hereafter referred to as “Confidential Information”); provided, that such Confidential Information shall not include information which at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement or was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by LSG or a third party without breaching any obligations of LSG, you or such third party or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this Agreement. Notwithstanding the foregoing, you may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the LSG and its affiliates or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information; provided, that in the event that you are ordered by a court or other government agency to disclose any Confidential Information, you will (i) promptly notify LSG of such order, (ii) at LSG’s written request, diligently contest such order at the sole expense of LSG as expenses occur, and (iii) at LSG’s written request, seek to obtain, at the sole expense of LSG, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

DEVELOPMENTS:	You acknowledge that you have been employed to invent in the course of your employment. All LED and lighting-related discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods and improvements and enhancements conceived, developed or otherwise made or created or produced by you alone or with others, at any time during your employment with LSG (and, if conceived, developed or otherwise made or created or produced using LSG’s equipment, supplies, facilities or Confidential Information, whether or not LED or lighting-related), or in any way relating to the business activities which are the same as or substantially similar to business activities carried on by LSG and its affiliates or proposed to be extended or expanded by LSG and its affiliates, or to the products or services of LSG and its affiliates, whether or not subject to patent, copyright or other protection and whether or not reduced to tangible form, including all patents, trade secrets, or other proprietary rights relating to the forgoing (“Developments”), shall be the sole and exclusive property of LSG. You agree to, and hereby do, assign to LSG, without any further consideration, all of your right, title and interest throughout the world in and to all the aforementioned Developments. You will make and maintain adequate and current written records of all Developments and shall disclose all Developments promptly, fully and in writing to LSG promptly after development of the same, and at any time upon request.

NON-COMPETITION:	In consideration of LSG’s provision of Confidential Information, the payments, benefits and other obligations of LSG to you pursuant to this Agreement, you hereby covenant and agree that, at all times during which you are employed by LSG and its affiliates and during the “Restricted Period” (as defined below), you will not, in the “Restricted Area” (as defined below), directly or indirectly, own any interest in, establish, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any Competing Business (as defined below) anywhere in the Restricted Area. “Competing Business” means any person, business or entity engaged in the research, development, manufacture, or sale of LED lighting devices, including but not limited to, LED lighting components, LED retrofit lamps, LED luminaires, LED fixtures and/or LED lighting systems, and any other business engaged in by LSG and its affiliates (collectively, the “Company Group”) as conducted, or proposed to be extended or expanded, by the Company Group as of as of the date of your termination. Nothing herein shall prohibit you from investing in stocks, bonds, or other securities in any business if: (i) such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer two percent (2%) of the issued and outstanding capital stock or in the case of bonds or other securities, two percent (2%) of the aggregate principal amount thereof issued and outstanding, or (ii) such investment is completely passive and no control or influence over the management or policies of such business is exercised. For purposes of this Non-Competition provision, the business of the Company Group shall only be “proposed to be extended or expanded” if: (i) you have actual knowledge of the proposed extension or expansion of the business of the Company Group on or prior to the date that your employment is terminated; and (ii) the proposed extension or expansion of the business is set forth in a written business plan of LSG.

You agree that, during the Restricted Period and subsequent to the completion or termination of the Restricted Period, you will, at LSG’s request and expense, execute all applications for United States and foreign patents, trademarks, copyrights, or other rights, and will otherwise provide assistance (including but not limited to the execution and delivery of instruments of further assurance or confirmation) to assign subject intellectual property to LSG and to permit LSG to enforce any patents, trademarks, copyrights, or other rights in and to subject intellectual property. You agree not to file any patent, trademark, or copyright applications relating to subject intellectual property.

For purposes of this Agreement, and except as provided below, the “Restricted Period” shall mean a period of up to twenty-four (24) months following the date on which your employment is terminated, as such period determined by LSG in its sole discretion and communicated to you in writing; provided, that, during such Restricted Period, LSG will pay you an amount equal to your Base Salary for such period, which shall be payable to you in substantially equal installments in accordance with LSG’s payroll practices; provided, further, that such payments (i) are conditioned upon your executing and returning to LSG (and not revoking) a release of claims in the form provided by LSG, (ii) are further conditioned on your compliance with all post-termination obligations in this agreement and (iii) shall be reduced by the amount of any severance payments for such period payable to you under this Agreement. Notwithstanding the forgoing, if your employment is terminated by LSG or its successor without Cause or you resign for Good Reason within two (2) years after a Change in Control, the “Restricted Period” shall mean a period of up to twenty-four (24) months following the date on which your employment is terminated, as such period is determined by LSG in its sole discretion and communicated to you in writing; provided, that, during such Restricted Period, LSG will pay you an amount equal to one-half of your Base Salary for such period, which shall be payable to you in substantially equal installments in accordance with LSG’s payroll practices; provided, further, that such payments (i) are conditioned upon your executing and returning to LSG (and not revoking) a release of claims in the form provided by LSG, (ii) are further conditioned on your compliance with all post-termination obligations in this agreement, and (iii) shall not be reduced by the amount of any severance payments for such period payable to you under this Agreement.

For purposes of this Agreement, “Restricted Area” means, because LSG is engaged in business throughout the United States and you have responsibility for and/or will perform services for or regarding LSG throughout the United States, the United States, and every country in which LSG conducts business during your employment with LSG and for or regarding which you had responsibilities or performed services.

APPLICATION OF SECTION 409A:

Each payment under this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or in compliance with Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly. Without limiting the generality of the foregoing, the term “termination” of employment or any similar term used herein will be interpreted to mean “separation from service” within the meaning of Section 409A to the extent necessary to comply with Section 409A. In addition, notwithstanding any provision of this Agreement to the contrary, any payment that is subject to the six-month delay under Section 409A(a)(2)(B) of the Internal Revenue Code for a “specified employee”, if applicable, shall not be paid or commence until the earliest of: (i) the first day of the seventh month after your date of termination, (ii) the date of your death, or (iii) such earlier date as complies with the requirements of Section 409A. Each payment hereunder subject to Section 409A shall be considered a separate payment for purposes thereof.

All other matters concerning your employment which are not specifically described in this Agreement will be in accordance with LSG’s standard practices and procedures.

Signing below will signify your acceptance of this offer of employment under the terms of this Agreement. This Agreement contains the entire agreement and understanding between you and LSG and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of LSG and its affiliates (either oral or written), including, without limitation, the Employment Agreement by and between LSG and you dated October 4, 2007. The terms of your employment may, in the future, be amended but only in writing, signed by you and signed by a duly authorized officer on behalf of LSG.

In the event a dispute arises, this Agreement, including the validity, interpretation, construction and performance of this Agreement, shall be governed by and construed in accordance with the substantive laws of the State of New York. Jurisdiction for resolution of any disputes shall be solely in New York.

[Signature page follows]

If these terms are agreeable to you, please sign and date two copies of this Agreement in the appropriate space at the bottom and return one copy to my attention at the address above (retaining the other copy for your files).

Sincerely,

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Richard Weinberg

Acknowledged and Agreed to:

By:	/s/ Fredric Maxik
Fredric Maxik

Date:	22 March 2011

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